AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 2002

Registration No. 333-89560

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                          AMENDMENT NO. 1 TO FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 --------------

                                 CYBERCARE, INC.
             (Exact name of registrant as specified in its charter)

             Florida                                        65-0158479
 (State or other jurisdiction                             (I.R.S. Employer
of incorporation or organization)                        Identification No.)

                                 CyberCare, Inc.
                      2500 Quantum Lakes Drive, Suite 1000
                          Boynton Beach, Florida 33426
                                 (561) 742-5000
                     (Name, address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)

                                Dana J. Pusateri
                            Executive Vice President
                                 CYBERCARE, INC.
                      2500 Quantum Lakes Drive, Suite 1000
                          Boynton Beach, Florida 33426
                                 (561) 742-5000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                             Joel D. Mayersohn, Esq.
                              Atlas Pearlman, P.A.
                     350 East Las Olas Boulevard, Suite 1700
                         Fort Lauderdale, Florida 33301
                                 (954) 763-1200

         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

                                                                  Proposed                 Proposed
   Title of each                                                   maximum                  maximum
class of securities                        Amount to be         offering price              aggregate                Amount of
  to be registered                         registered              per unit               offering price          registration fee
--------------------                     ---------------       ------------------        --------------           ----------------
Common Stock, $0.0025 par value (1)           2,822,218               0.18                      507,999                  46.74

Total Registration Fee                        2,822,218                                        $507,999                 $46.74
                                              =========                                        ========                 ======

         (1) Shares issued pursuant to various contractual arrangements. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the closing bid and asked price of the Common Stock as reported on the Nasdaq National Market on May 16, 2002.




                  There is being registered hereunder an indeterminate number of shares of our common stock as may be issued from time to time to certain selling stockholders that may become issuable as a result of any stock splits, stock dividends or other similar events.

                            ------------------------

                  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS


                   SUBJECT TO COMPLETION, DATED JUNE__, 2002


                                 CYBERCARE, INC.


                        2,822,218 shares of common stock


         This prospectus relates to 2,822,218 shares of our common stock which may be offered by certain selling security holders, of which all shares have been issued pursuant to various contractual arrangements and are currently outstanding.

         Our Common Stock, par value $0.0025 per share, is traded on the Nasdaq National Market under the trading symbol "CYBR". On May 16, 2002, the last reported sale price for our common stock was $0.19 per share.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   The date of this Prospectus is June__, 2002


                                TABLE OF CONTENTS

                                                                                                                Page
         Summary Information, Risk Factors and Ratio of Earnings to Fixed Changes

                  Business...................................................................................      5

                  Risk Factors...............................................................................      8

         Cautionary Statement about Forward-Looking Information..............................................     17

         Use of Proceeds.....................................................................................     18

         Securities to be Registered.........................................................................     18

         Selling Security Holders............................................................................     18

         Plan of Distribution................................................................................     20

         Where You Can Find More Information.................................................................     21

         Interests of Named Experts and Counsel

                  Legal Matters..............................................................................     22

                  Experts....................................................................................     22

         Incorporation of Certain Information by Reference...................................................   II-1

                  THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                    BUSINESS

The Company consists of the following three separate and distinct businesses:

         A physical therapy and rehabilitation business focused on providing occupational, physical and speech therapy services;

         A pharmacy business whose operations primarily support assisted living and similar long-term care facilities; and

         A technology business focused on the development and commercialization of patented products and services used in remote monitoring, care and communication between patients, caregivers and other people included in the healthcare continuum.


          We provide physical, occupational, speech therapy and pain rehabilitation services in clinics currently owned and/or operated. We currently employ approximately 153 people in this segment. Each clinic typically has a staff of three, including a licensed therapist, a licensed therapy assistant and an administrative secretary/rehabilitation aide. We develop rehabilitation clinics within specific geographic locations throughout Florida that we believe will create synergies and operating efficiencies, as well as, satisfy the cost containment requirements of significant payor sources. We offer comprehensive rehabilitation services, including specialty services such as pain management.

         We own and operate a pharmacy employing approximately 48 individuals with its principal place of business in Lakeland, Florida. Through this segment, we provide unit-dosed medications to over 4,000 residents in nearly 100 assisted-living facilities across central and west Florida. The Pharmacy also has permits as a non-resident pharmacy to dispense to patients in other states.

         Our technology business is a tele-monitoring solutions company improving the delivery of care through its products and services. Tele-monitoring involves the remote monitoring of patients and delivery of care via specially designed hardware and software, through standard telephone lines or using broadband connectivity. Tele-monitoring can be accomplished directly (point-to-point) or in a network-based environment over the Internet. Our product offerings enable health plans, home health organizations, disease management agencies, employers, hospital and healthcare systems, HMOs, insurers and other risk bearing organizations to better manage the cost of care through wellness and disease management programs.

         We create an online interactive community that incorporates all members of the care team in the healthcare delivery process, resulting in cost reductions and the improvement in the quality of patient care. Utilizing patented technology for the remote monitoring and real-time interactive communication between patients and caregivers, the CyberCare System(TM) allows for effective and efficient electronic disease management, including automatic data collection, case management, and personal interaction. The CyberCare System(TM), which consists of the Electronic HouseCall(R) family of products ("EHC(TM)"), the CyberCare 24 Network(TM), and the Cyber HealthManager(TM), provides a complete package of tele-monitoring products and services for patients, caregivers and payors. We are committed to quality and our solutions are global in nature. In addition to our domestic sales efforts, we intend to market our products and services in foreign markets via a series of licensing arrangements and joint venture partnerships with local organizations that understand local health care delivery issues and which have a strong local presence, appropriate infrastructure and relationships with industry and government.

         Our proprietary software application is the Electronic HouseCall(R) application that runs on the EHC(TM) patient and provider Units that have videoconferencing and medical measurement capabilities. This software application was originally developed at Georgia Tech and further modified by us. The software application implements the patented technology that is licensed to us from Georgia Tech and the Medical College of Georgia. The patent (U.S. Patent No. 5,987,519 titled "Telemedicine system using voice video and data encapsulation and de-encapsulation for communicating medical information between central monitoring stations and remote patient monitoring stations") secures all telemedicine applications that use packet-based technology to simultaneously exchange voice, video, and medical data. Also incorporated in the software application is the technology secured by U.S. Patent No. 6,112,224 titled "Patient monitoring station using a single interrupt resource to support multiple measurement devices" as well as technology secured by multiple patents pending.

         Our CyberCare System is comprised of monitoring devices ("Units") and peripheral medical devices designed for use by patients and Units designed for use by care providers. Units and peripherals determined to be medical devices have received marketing approval by the United States Food and Drug Administration ("FDA") as described below. Other Units are not subject to FDA regulatory approval or, because they have been determined to be line extensions of a "cleared" Unit, do not require additional regulatory approval.

PATIENT UNITS

EHC100: This Unit is a general-purpose telecommunications device for use by patients and is not regulated by the FDA. It uses standard telephone lines and is intended for use by an unassisted patient in his or her residence. The Unit allows the patient to use certain peripheral medical devices and take their own vital signs measurements, such as blood pressure, blood glucose level and body weight. The Unit then transmits the measurements to a database that resides on the CyberCare 24 Network(TM) for review, analysis and appropriate action by a care provider.

EHC1500: The EHC1500 is a variation of the EHC100 that uses a pocket PC platform, thereby allowing greater portability and flexibility of use. It can be configured to handle up to three peripheral medical devices, including a blood pressure cuff, weight scale and blood glucose meter. It communicates and transmits the vital signs data through the CyberCare 24 Network using a standard telephone line or by wireless connection.

EHC400: This patient Unit has received FDA marketing clearance and uses broadband telecommunication services to connect to the CyberCare 24 Network. It allows the patient to interact with care providers (such as a physician, nurse, physician assistant, care manager, etc.) situated in another location in a "virtual housecall" through an audio-visual videoconference, and allows the patient, using various peripheral medical devices, to collect and transmit his or her own medical measurements (such as blood pressure, using a sphygmomanometer; temperature, using an electronic oral thermometer; blood oxygen saturation and pulse, using a pulse oximeter; blood glucose (sugar) level, using a glucometer; body weight, using an electronic weight scale; and/or heart, lung and bowel sounds, using an electronic stethoscope) through the CyberCare 24 Network for immediate or later review by care providers.

EHC300: This patient Unit is similar to the EHC400, but only permits audio-visual videoconferencing without the addition of peripheral medical devices or vital sign data collection. It communicates with care provider Units via the CyberCare 24 Network using standard telephone lines and has the capability to engage in multipoint conferences with other Units through the CyberCare 24 Network.

EHC350: Similar to the EHC400, this patient Unit combines the audio-visual videoconferencing capabilities of the EHC300 with peripheral medical device availability and patient vital signs data collection through a special

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module to accommodate the peripheral devices. The Model 350 is equipped with a module for accommodating the connection of peripheral devices and communicates and transmits data through the CyberCare 24 Network using standard telephone lines.

EHC2000: This is a more advanced, compact and lightweight version of the EHC400 which supports the use of peripheral medical devices including "plug and play" USB ports. It also features a magnetic card reader and can use either standard analog telephone lines or broadband telecommunications service to communicate and transmit data via the CyberCare 24 Network.

EHC2050: This patient Unit is a variation of the EHC 2000 and uses standard telephone lines to communicate and transmit data either using the routed architecture of the CyberCare 24 Network or directly (in a "point-to-point" manner) to a care provider using either an EHC650 or EHC1650 care provider Unit.

CARE PROVIDER UNITS

EHC600: The EHC600 care provider workstation Unit has received FDA marketing clearance and uses broadband telecommunications service to allow care providers to conduct a "virtual housecall" and interact with a remotely situated patient in an audio-visual videoconference. Incorporating the Cyber HealthManager software, this Unit also allows care providers to initiate collection of certain patient vital signs measurements during a "virtual housecall" as well as review patient vital sign measurements and snapshot images (such as for wound care treatment) transmitted by a patient Unit through the CyberCare 24 Network. This Unit enables the care provider to assess patient status, analyze patient data and develop reports through its various software capabilities.

EHC650: This Unit has the same features as the EHC600, except that it communicates directly with an EHC2050 patient Unit (in a "point-to-point" manner) rather than through the routed architecture of the CyberCare 24 Network.

EHC1600: This care provider Unit is a laptop version of the EHC 600 workstation, but uses either standard analog telephone lines or broadband telecommunications service to communicate via the CyberCare 24 Network.

EHC1650: This model is similar to the EHC1600 except that it utilizes standard analog telephone lines to communicate directly (in a "point-to-point" manner) with patient Units having videoconferencing capabilities. The EHC1650 uses a stand-alone database and can be connected with the CyberCare 24 Network as needed for periodic software and database updates.

EHC1625: This care provider Unit is a scaled-down, hand-held version of the EHC600 and uses pocket PC platform. It is a care management device that enables the care provider to remotely monitor patient vital sign data transmitted from a patient Unit. It does not permit direct interaction or video conferencing with a patient. It is web-enabled and operates either in a wireless environment or using standard analog telephone lines to communicate via the CyberCare 24 Network.

EHC3000 CARE MANAGEMENT SOFTWARE: This is a web-enabled software platform that allows the care provider access, via the internet and a secure home page, to the data on the CyberCare 24 Network database transmitted from patient Units. It operates on any computer with internet access that utilizes an industry standard browser and can provide electronic mail notifications to care providers regarding a patient's condition based on programmable ranges and/or thresholds determined by the care provider.

PERIPHERAL MEDICAL DEVICES AND SOFTWARE APPLICATIONS

         A number of peripheral medical devices are used in connection with certain EHC patient Units, some of which we obtain commercially from medical device suppliers and others which we have developed ourselves. We have developed certain medical devices and software applications as principle components of the CyberCare System and have received FDA marketing clearance on such items as follows:

         Weight Scale - FDA marketing clearance obtained.
         Blood Glucose Meter - FDA marketing clearance obtained.
         Electronic Stethoscope - FDA marketing clearance obtained.
         Blood Pressure Cuff (Sphygmomanometer) - FDA marketing
           clearance obtained.
         Pulse Oximeter - FDA marketing clearance obtained.
         Electronic Oral Thermometer - FDA marketing clearance obtained. Spirometer - Application for FDA marketing clearance in progress. Medication Compliance Option - Application for FDA marketing clearance in progress.

         The CyberCare System has a very flexible configuration and system design, allowing the EHC products to meet various application requirements and conditions for different market segments. The products and services may be combined in a fully network-based system or in a point-to-point configuration. In addition to workstation type Units, the CyberCare System includes web-based, mobile and hand-held EHC Units for both the caregiver and the patient. All the EHC products conform to industry standards and may be integrated into customer workflow and data management operating systems. Significant attention in the design process has been devoted to security, confidentiality and privacy, as well as to intended target markets. The CyberCare System helps the caregiver to track clinical outcomes and improvements in medication and treatment compliance.

         The CyberCare System has been designed to be implemented in fee-for-service, case rate, episodic rate or capitation environments.


                                  RISK FACTORS

         Before you invest in our securities, you should be aware that there are various risks. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business and operations. You should carefully consider these risk factors, together with all of the other information included in or incorporated by reference into this prospectus before you decide to purchase our securities. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND A SUBSTANTIAL ACCUMULATED DEFICIT AND WE MAY NEVER REACH PROFITABILITY

         To date, we have been unable to generate revenue sufficient to be profitable on a consistent basis. Consequently, we have sustained substantial losses. Net loss for the three months ended March 31, 2002 was $7,263,000. Net losses for the years ended December 31, 2001 and 2000 were $44,916,000 and $28,698,000, respectively. Our accumulated deficits as of March 31, 2002, December 31, 2001 and December 31, 2000 were $119,329,000, $112,066,000, and
$67,150,000, respectively. Our products and services may never achieve the commercial acceptance necessary to achieve the level of revenues needed to be profitable in the future or, if profitability is achieved, that it will be sustained.

CERTAIN OF OUR ASSETS SERVE AS COLLATERAL TO INSURE THE PAYMENT OF CERTAIN OF OUR DEBENTURES. IF WE SHOULD DEFAULT ON THE REPAYMENT OF THESE LOANS, THE DEBENTURE HOLDERS COULD FORECLOSE ON OUR ASSETS

         We granted lenders a security interest in certain material assets under convertible debentures. If we should default under the provisions of the debentures, the lender could seek to foreclose on these assets. If the lender is successful, we would be unable to conduct our business as is presently conducted and our ability to generate revenues and fund ongoing operations could be materially adversely effected.


OUR FINANCIAL STATEMENTS ARE PREPARED ASSUMING THAT WE WILL CONTINUE AS A GOING CONCERN

         Our auditor's report on our financial statements states that the Company has suffered recurring losses and operating cash flow deficiencies. These conditions raise substantial doubt about the Company's ability to continue as a going concern. We continue to explore the possibility of raising capital through available sources, which include equity and debt raises. We are not certain that we will be successful at raising funds through any sources and if we are unsuccessful, we will be unable to generate sufficient revenues to maintain our operations.

WE WILL NEED TO OBTAIN ADDITIONAL FINANCING AND WE CANNOT BE CERTAIN THAT ADDITIONAL FINANCING WILL BE AVAILABLE WHEN NEEDED OR ON FAVORABLE TERMS

         Our future capital requirements will depend on many factors, including, but not limited to:

         *        the growth rate of our rehabilitation and pharmacy businesses;
         *        the market acceptance of the CyberCare System;
         * the levels of promotion and marketing required to attain a competitive position in the marketplace;
         * the extent to which we invest in new technology and improvements of existing technology; and
         * the response of competitors to our introduction of the CyberCare System and other new products and services.

         To the extent that funds generated by certain Securities described in this Registration Statement, together with existing resources, are insufficient to fund our activities over the short and long-term, we will need to raise additional funds through equity or debt financing or from other sources. The sale of additional equity or convertible debt may result in additional dilution to our stockholders. To the extent that we rely upon debt financing, we will incur the obligation to repay the funds borrowed with interest and may become subject to covenants and restrictions that restrict operating flexibility. Failure to obtain necessary financing would have a material adverse effect on our business, financial condition or results of operations.

WE MAY NOT BE ABLE TO PROTECT PATENTS AND PROPRIETARY TECHNOLOGY, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

         Our ability to compete effectively in the tele-health industry will depend on our success in developing and marketing our products and services and/or acquiring other suitable businesses and protecting our proprietary technology both in the United States and abroad. We currently have a license for certain patents and have several patents pending. We intend to file additional patent applications that we deem to be economically beneficial. If we are not successful in obtaining and defending patents or demonstrating that our technology is proprietary under trade secret laws, we will have limited protection against those who might copy our technology. We may incur substantial costs in defending any patent or license infringement suits or in asserting any patent or license rights, including those granted by third parties. The expenditure involved in asserting, obtaining or defending these intellectual property rights may be more than we can afford.

         Although we have and will continue to enter into confidentiality, covenant not to compete and invention agreements with our employees, consultants, partners and acquisition targets, such agreements may not be honored or they may not be able to adequately protect our rights to our non-patented trade secrets and know-how.

THIRD PARTIES MAY CLAIM THAT WE HAVE BREACHED THEIR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD RESULT IN SIGNIFICANT ADDITIONAL COSTS OR PREVENT US FROM PROVIDING ALL OF OUR TECHNOLOGY SERVICES

         Third parties may bring claims of copyright or trademark infringement, patent infringement or misappropriation of creative ideas or formats against us with respect to content that we distribute or our technology or marketing techniques and terminology. Claims of this kind, even if without merit, could be time-consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements or prevent us from distributing certain content or utilizing important technologies, ideas or formats.

         Defending and prosecuting intellectual property suits, interference proceedings and related legal and administrative proceedings are costly, time-consuming and divert the attention of technical and management personnel. Litigation may be necessary to enforce our patents or defend our patent rights, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. If the outcome of any such litigation or interference proceedings is adverse to us, it could subject us to significant liabilities to third parties or require us to license disputed rights from third parties or cease using such technology, which would have a material adverse effect on our business, financial condition, results of operations and future growth prospects. Patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, which can include ongoing royalties. We may not obtain the necessary licenses on satisfactory terms, if at all.

CHANGES IN PAYMENT FOR MEDICAL SERVICES COULD HARM OUR BUSINESS

         We believe that trends in cost containment in the health care industry will continue to result in a reduction in per-patient revenues which may impact our health services segments. The federal government has implemented, through the Medicare program, a payment methodology for healthcare services. This methodology is a fee schedule that, except for certain geographical and other adjustments, pays similarly situated caregivers the same amount for the same services. The schedule is adjusted each year and is subject to increases or decreases at the discretion of Congress. Reduced operating margins may not be recouped by us through cost reductions, increased volume, introduction of additional procedures or otherwise. Rates paid by non-governmental insurers, including those that provide Medicare supplemental insurance, are based on established physician, ambulatory surgery center and hospital charges, and are generally higher than Medicare payment rates. A change in the makeup of the patient mix of our practices and those that we manage that results in a decrease in patients covered by private insurance or a shift in private pay payment structures could adversely affect our business, financial condition or results of operations.

CERTAIN PAYMENTS TO OUR PT&R SUBSIDIARY ARE SUBJECT TO RECOUPMENT BY MEDICARE

         Our Physical Therapy and Rehabilitation subsidiary ("PT&R") received a letter from the Center for Medicare and Medicaid Services ("CMS") and its intermediary in April 2001 notifying it of the suspension of Medicare payments. CMS alleged that certain patient complaints, which constituted less than 1% of PT&R's Medicare patients, and other alleged regulatory non-compliance, justified the payment suspension. During the suspension, the Medicare program continued to process PT&R's claims, but held payment in escrow. In August 2001, the suspension was lifted and payment for processed claims was released although approximately $1,115,000 remained held in escrow, pending further review. CMS completed its review and issued its formal determination in April 2002. CMS determined that approximately $1,191,000 in overpayment was made. Approximately $76,100 in repayment is required (together with an offset of the amounts held in escrow) to satisfy the overpayment. PT&R has recorded an allowance for the entire balance being held. PT&R disputes the overpayment and is submitting a rebuttal to CMS's determination.

WE HAVE LIMITED EXPERIENCE CONDUCTING OPERATIONS INTERNATIONALLY, WHICH MAY MAKE OVERSEAS EXPANSION MORE DIFFICULT AND COSTLY

         We have begun the process of initiating business network operations in several foreign countries. We are subject to differing laws, regulations and business cultures which may adversely impact our business. We may also be exposed to economic and political instability and international unrest. Although we have and will continue to enter into agreements with our partners and customers that attempt to minimize these risks, such agreements may not be honored or we may not be able to adequately protect our interests.

         We plan to expand our international operations in the future. There are many barriers and risks to competing successfully in the international marketplace, including:

         *        Costs of customizing products for foreign countries;
         *        Dependence on local vendors;
         * Compliance with multiple, conflicting and changing laws, and regulations and policies;
         *        Longer sales cycles;
         *        Import and export restrictions and tariffs.

         As a result of these competitive barriers to entry and risks, we may not be able to successfully market, sell and deliver our technology products and services in international markets.

         We may engage in hedging transactions in the future to manage or reduce our foreign exchange risk. However, our attempts to manage our foreign currency exchange risk may not be successful and, as a result, our net earnings could be negatively affected by any unfavorable fluctuations in foreign currency exchange rates.

         Our foreign operations could also be subject to unexpected changes in regulatory requirements, tariffs, and other market barriers and political and economic instability in the countries where we operate. Due to our foreign operations, we could be subject to such factors in the future and the impact of any such events that may occur in the future could subject us to additional costs or loss of sales, which could negatively affect our operating results.

THE NATURE OF OUR BUSINESS EXPOSES US TO PROFESSIONAL AND PRODUCT LIABILITY CLAIMS, WHICH COULD MATERIALLY ADVERSELY IMPACT OUR OPERATIONS

         Our various businesses and technology exposes us to both potential professional and product liability risks , including the risks associated with providing health care related services and tele-monitoring and disease management products and services.

         We carry reasonably adequate insurance to protect our services and technology businesses against professional and product liability, including errors and omissions in our technology and software design, unauthorized access to our network and loss or interruption of service or system functions. These various liabilities could materially adversely impact our business and operations.

WE MAY LOSE REVENUE OR INCUR ADDITIONAL COSTS BECAUSE OF SYSTEM FAILURE
         Any system failure that causes interruptions in our operations may have an adverse effect on our business, financial condition or results of operations. Our services are dependent on our own and other companies' abilities to successfully integrate technologies and equipment. In connecting with other companies' equipment and systems we take the risk of not being able to provide service due to telecommunications failure. There is also the risk that our equipment may malfunction or that we could make an error, which may negatively affect our customers' service. Our hardware and other equipment may also suffer damage from natural disasters and other catastrophic events, such as loss of power and telecommunications failures. We have taken a number of steps to prevent our service from being affected by natural disasters, including development of redundant systems. Nevertheless, such steps and redundancies may not prevent our system from becoming disabled in the event of a hurricane, power outage or otherwise. The failure of our system resulting from the effects of a natural or man-made disaster could have an adverse effect on our relationship with our customers and our business, financial condition and results of operation.

THE LOSS OF CERTAIN MEMBERS OF OUR MANAGEMENT TEAM COULD MATERIALLY ADVERSELY AFFECT US

         We are dependent, to a significant extent, on the continued efforts and abilities of members of our management team, the majority of which have employment contracts. The Company is the owner of one million dollar key man life insurance policies insuring the lives of the Chief Executive
Officer/President and Executive Vice President.

         We believe that our success in the technology segment will also depend upon our ability to hire, train and retain other highly skilled personnel. We compete in a new market and there are a limited number of people with skills necessary to provide the services our clients demand. Competition for quality personnel is intense. We cannot be sure that we will be successful in hiring, assimilating or retaining the necessary personnel, and our failure to do so could affect our business, financial condition and results of operation.

WE COMPETE WITH A NUMBER OF ESTABLISHED COMPANIES, SOME OF WHICH HAVE SIGNIFICANTLY GREATER FINANCIAL, TECHNOLOGICAL AND MARKETING RESOURCES THAN WE DO, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH THESE COMPANIES.

         The tele-monitoring business, while relatively new and evolving, is highly competitive. In addition, the health care industry in general and the market for medical ancillary services specifically are also highly competitive. We compete with ancillary services companies that are larger and have greater financial resources than we do and we face competition from other companies that provide tele-monitoring solutions, most of which are in the early stages of development.

         We believe that we compete effectively by providing superior technology and tele-monitoring solutions and more personalized care to the patients and customers we serve. We believe the primary competitors for EHC products are small, privately-held companies, none of which have established a major market position as of this time. Some larger companies, such as Panasonic, have also recently announced initiatives in this market. Key differentiating factors between us and our competitors in this segment lie primarily in the breath and depth of our product offerings, our patented technology and our developed software applications.


RISKS RELATED TO OUR INDUSTRY

WE CANNOT GUARANTEE YOU THAT OUR PRODUCTS WILL BE FULLY DEVELOPED OR ACCEPTED BY THE HEALTH CARE INDUSTRY

         Payors, physicians, medical providers or the medical community in general may not accept and utilize our products and services. The extent that and the rate at which our products achieve market acceptance and penetration will depend on many variables, including the establishment and demonstration in the medical insurance and payor communities of the clinical safety, efficacy and cost-effectiveness of our products and services, the advantage of these products over existing technology, third-party reimbursement practices and our manufacturing, quality control, marketing and sales efforts. There can be no assurance that similar risks will not confront any other products and services we develop in the future. Failure of our products and services to gain market acceptance would have a material adverse effect on our business, financial condition, and results of operations.

WE ARE SUBJECT TO A SIGNIFICANT NUMBER OF HEALTH CARE INDUSTRY REGULATIONS AND RELATED REGULATIONS, THE FAILURE TO COMPLY WITH COULD MATERIALLY ADVERSELY AFFECT OUR OPERATIONS

         We are subject to substantial potential liability resulting from a variety of possible causes, including violation of numerous health care laws, malpractice and product liability. Many of the health care laws to which we are subject are broad in scope and difficult to interpret. If any actions or lawsuits are brought against us in the future, such actions or lawsuits could have a materially adverse effect on us. Violations of the state and federal self-referral and anti-kickback laws and regulations could result in substantial civil and/or criminal penalties and/or administrative sanctions for the individuals or entities, including exclusion from participation in the Medicare and Medicaid programs, as well as the suspension or revocation of professional licensure. Such sanctions, if applied to us or any of our employees, could result in significant loss of reimbursement and could have a material adverse effect on us.

         We attempt to minimize our potential liability through implementation of and adherence to compliance policies and procedures, effective supervision and personnel recruitment procedures. We also carry a variety of insurance policies including policies insuring against certain negligent acts. Insurance policies may not adequately cover our losses resulting from such potential liability and we may be unable to continue to qualify for, or be able to afford or obtain such insurance in the future.

         The Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), among other things, mandates administrative simplification of electronic data interchanges of health information, including standardizing transactions, establishing uniform health care provider, payer and employer identifiers and seeking protections for confidentiality and security of patient data. Final regulations governing health care transaction security will become effective for most entities in or after October 2002. Final regulations governing privacy and confidentiality of individually identifiable health information will become effective for most entities in or after February 2003. HIPAA applies to our physical therapy and rehabilitation segment and to our pharmacy segment. Many of the provisions of HIPAA do not directly apply to our technology business since it is not included in the types of entities to which HIPAA applies. However, because we may be considered a business associate of a covered entity, and because the implementation of our CyberCare System for our customers necessitates that we have interaction with patient users of the system, our technology business will nonetheless have to comply with certain aspects of the HIPAA regulations. We are proceeding to assess where our current systems diverge from HIPAA's privacy and security requirements and to implement protocols and procedures that will bring such systems and areas into compliance before the deadlines identified in the final regulations. We are unable at this time to assess the cost of implementation of the administrative simplification requirements of HIPAA that are applicable to our business.

RISK FACTORS ASSOCIATED WITH CONTRACTS AND SUB-CONTRACTS WITH THE U.S.
GOVERNMENT

         It is our goal to introduce the CyberCare System for use by agencies or authorities of the federal and state governments (such as the U.S. Veterans Administration, Medicare, Medicaid, TRICARE, or other federally or state funded health care programs) and we are currently engaged in the administration of pilot programs for our CyberCare System with certain of these agencies and authorities. Accordingly, a portion of our revenue may be derived from contracts or subcontracts funded by the U.S. government or other state or local governments. Therefore, our financial performance may be adversely affected by changing government (federal, state or local) procurement practices and policies as well as declines in government spending and funding. The factors that could have a material adverse effect on our ability to win new contracts with the federal, state or local governments, or retain existing contracts, include the following: budgetary constraints; changes in government funding levels, programs, policies or requirements; technological developments; the adoption of new laws or regulations; and general economic conditions.

NEW LEGISLATIVE DEVELOPMENTS COULD RESULT IN FINANCIAL HARDSHIP

         Legislation regarding health care reform may be introduced in the future by Congress or state legislatures. Any such reforms at the federal or state level could significantly alter patient-provider relationships. State and federal agency rule-making addressing these issues is also expected. No predictions can be made as to whether future health care reform legislation, similar legislation or rule-making will be enacted or, if enacted, its effect on us. Any federal or state legislation prohibiting investment interests in, or contracting with, us by physicians or health care providers for which there is no statutory exception or safe harbor would have a material adverse effect on our business, financial condition and results of operations.


RISKS RELATED TO OUR STOCK

SUBSTANTIALLY ALL OF OUR SHARES ARE ELIGIBLE FOR RESALE, WHICH MAY HAVE A DEPRESSIVE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK

         As of March 31, 2002, we had 69,433,357 shares of our Common Stock outstanding, of which substantially all can be sold under an effective registration statement or under Rule 144. Under Rule 144, a person who has held restricted securities for a period of one year may sell a limited number of shares to the public in ordinary brokerage transactions. Sales under Rule 144 may have a depressive effect on the market price of our Common Stock due to the potential increased number of publicly held securities. The timing and amount of sales of Common Stock that are currently eligible to be resold pursuant to Rule 144 could have a depressive effect on the future market price of our Common Stock.

IF WE ARE UNABLE TO MAINTAIN OUR NASDAQ LISTING, LIQUIDITY OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY BE ADVERSELY AFFECTED

         In May 2002 we filed an Application with the Nasdaq Stock Market to transfer trading of our securities to the Nasdaq SmallCap Market from the Nasdaq National Market. This application will be reviewed by Nasdaq and, if approved, will be awarded a grace period with respect to Nasdaq's $1.00 minimum bid price requirement. We may also be eligible for an additional 180 calendar day grace period, provided we meet the initial listing criteria for the Nasdaq SmallCap Market. We believe that our application to transfer securities to the Nasdaq SmallCap Market will be approved. If it is not approved it is likely our securities will be quoted on the OTC Bulletin Board.

         The OTC Bulletin Board is not considered an exchange. If the trading price of securities remains less than $5.00 per share, our common stock will be considered a "penny stock" and trading our common stock will be subject to the requirements of Rule 15g-9 of the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low price securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. SEC regulations also require additional disclosure in connection with any trades involving a "penny stock" including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements could severely limit the liquidity of securities in the secondary market because few brokers or dealers will likely undertake the compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks also will be price fluctuations and the lack of a liquid market.

THE EXERCISE OF OPTIONS AND WARRANTS WILL BE DILUTIVE TO OUR EXISTING
STOCKHOLDERS

         As of March 31, 2002, we had outstanding warrants and options to purchase a total of 21,997,250 shares of our Common Stock at prices ranging from between $0.50 and $31.50 per share. A total of 16,893,787 of the options are fully vested. We are also authorized to issue up to an additional 7,391,528 options without shareholder approval under our Company stock option plans.

THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF OUR SUBORDINATED DEBENTURES COULD NEGATIVELY EFFECT THE MARKET PRICE FOR OUR COMMON STOCK

         We have outstanding subordinated debentures which are convertible into Common Stock at the holder's option at a conversion price equal to 90% of the average closing price for the 20 days trading prior to the date of the conversion notice, but no less than $3.25 per share. We also have outstanding Senior Secured Convertible Notes which are convertible into Common Stock at the holder's option at a conversion price of 85% of the average closing price on the day prior to conversion, but not less than $0.30 per share, and no more than $1.25 per share.

         Because the conversion price for the Subordinated Debentures and Senior Secured Convertible Notes are not fixed, the ultimate number of shares of Common Stock issuable if the holders elect to convert the $15 million principal amount of the Subordinated Debentures and Senior Secured Convertible Notes is unknown at this time. Based upon minimum conversion prices of $0.30 per share and $3.25 per share, we would be obligated to issue 19,743,589 shares on conversion if all $15 million of such securities were able to be converted.

WE ARE LEVERAGED AND MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL ON ACCEPTABLE TERMS

         As of March 31, 2002, we had outstanding indebtedness to third party lenders of $13,810,000, of which $11,500,000 is convertible into our common stock. We will be required to pay this indebtedness, including any unconverted portion, either through internally generated funds or third party financing or through a refinancing of the indebtedness with the lenders. Our ability to repay the indebtedness from internally generated funds or through refinancing will depend in part upon our future performance, which will be subject to economic, financial and other factors, many of which are beyond our control. Our ability to access third party financing to repay this indebtedness will also be substantially dependent on conditions in the financial markets, which are subject to fluctuations and factors outside of our control. Adequate funds may not be available when needed or on terms favorable to us. If funding is insufficient, we may be required to delay, reduce the scope of or eliminate some of our business programs or we may default under our existing indebtedness, any of which will significantly harm our business.

WE MAY ISSUE ADDITIONAL SHARES AND DILUTE YOUR OWNERSHIP PERCENTAGE

         Some events over which you have no control could result in the issuance of additional shares of our Common Stock or Preferred Stock, which would dilute your ownership percentage in CyberCare. We may issue additional shares of Common Stock or Preferred Stock:

         *        to raise additional capital or finance acquisitions;
         * upon the exercise or conversion of outstanding options and warrants
         * upon the sale of shares of Common Stock pursuant to the Private Equity Line Agreement;
         * as interest payments for and/or upon conversion of certain Subordinated Debentures and Senior Secured Convertible Notes that have been issued; and/or
         *        in lieu of cash payment of dividends or for services rendered.

YOUR PERCENTAGE OF OWNERSHIP AND VOTING POWER AND THE PRICE OF OUR COMMON STOCK MAY DECREASE BECAUSE WE HAVE ISSUED, AND IN THE FUTURE MAY ISSUE, A SUBSTANTIAL NUMBER OF SHARES OF COMMON STOCK OR SECURITIES CONVERTIBLE INTO OR EXERCISABLE FOR OUR COMMON STOCK

         We have the authority to issue up to 200 million shares of our Common Stock and 20 million shares of our Preferred Stock without stockholder approval. We may also issue options and warrants to purchase shares of our Common Stock. Future issuances could be at values substantially below the price paid for our Common Stock by current stockholders. We may conduct additional future offerings of our Common Stock, Preferred Stock, or other securities with rights to convert the securities into shares of our Common Stock which may result in a decrease in the value or market price of our Common Stock. Further, the issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change of ownership without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock.

WE ANTICIPATE VOLATILITY IN OUR STOCK PRICE

         The market price for securities in our industry historically has been highly volatile. From January 1, 2001 through May 16, 2002, the price of our Common Stock has fluctuated between $5.81 and $0.14 per share. The price of our Common Stock may be subject to fluctuations in response to:

         *        quarter to quarter variations in operating results;
         *        vendor additions or cancellations;
         *        creation or elimination of funding opportunities;
         *        favorable or unfavorable coverage by securities analysts;
         *        the availability of products, technology and services; and
         *        other events or factors, many of which are beyond our control.

         These broad market and industry factors may cause the price of our Common Stock to decline, regardless of our actual operating performance.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

         This prospectus and other materials we have filed or may file with the Securities and Exchange Commission, as well as information included in oral statements or other written statements made, or to be made, by us, contain, or may contain disclosures which are "forward-looking statements".

         This Registration Statement on Form S-3 contains forward-looking statements. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "could," "may," "will," "believes," "anticipates," "plans," "expects," "projects," "estimates," "intends," "continues," "seeks," "predicts," "expectations," variations of such words and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") that are difficult to predict. As a result, because these statements are based on expectations as to future performance and events and are not statements of fact, actual events or results may differ materially from those expressed or forecast in such forward-looking statements. Factors that might cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, without limitation, those discussed in our filings with the Securities and Exchange Commission, including but not limited to our most recent proxy statement and "Risk Factors" in our most recent Form 10-K, as well as Future Factors that may have the effect of reducing our available operating income and cash balances.

         Future Factors include risks associated with the uncertainty of future financial results; government approval processes; changes in the regulation of the health care and technology industries at either the federal or state levels; changes in reimbursement for services by government or private payors; competitive pressures in the health care and technology industries and the Company's response thereto; delays or inefficiencies in the introduction, acceptance or effectiveness of new products; the impact of competitive products or pricing; the Company's relationships with customers and partners; cash expenditures related to possible future acquisitions and expansions; on-going capital expenditures; the Company's ability to obtain capital in favorable terms and conditions; increasing price, products and services; U.S. and non-U.S. competitors, including new entrants; rapid technological developments and changes and the Company's ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products and services; the availability of manufacturing capacity, components and materials; the ability to recruit and retain talent; the achievement of lower costs and expenses; credit concerns in the emerging service provider market; customer demand for the Company's products and services; U.S. and non-U.S. government and public policy changes that may affect the level of new investments and purchases made by customers; changes in U.S. and non-U.S. governmental regulations; protection and validity of patent and other intellectual property rights; reliance on large customers and significant suppliers; the ability to supply customer financing; technological implementation; and cost/financial risks in the use of large, multiyear contracts; the Company's credit ratings; the outcome of pending and future litigation; continued availability of financing, financial instruments and financial resources in the amounts, at the times and on the terms required to support the Company's future business; general industry and market conditions and growth rates; and general U.S. and non-U.S. economic conditions, including interest rate and currency exchange rate fluctuations.

         You should not unduly rely on such forward-looking statements when evaluating the information presented herein. These statements should be considered only after carefully reading this entire Form S-3 and the documents incorporated herein by reference.

                                 USE OF PROCEEDS

         We will receive no proceeds from the securities included in this Registration Statement.


                           SECURITIES TO BE REGISTERED

GENERAL
         Our authorized capital stock consists of 200,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock. As of March 31, 2002, there were 69,433,357 shares of Common Stock issued and outstanding. This number of shares of Common Stock does not include shares that could be issued upon conversion or exercise of stock options, debentures and other derivative securities.

COMMON STOCK

         Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by shareholders, and a majority vote is required for all actions to be taken by shareholders. In the event of our liquidation, dissolution or winding-up, the holders of shares of Common Stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities. Shares of Common Stock have no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provision. Holders of shares of Common Stock are entitled to receive dividends if, as and when declared by our Board of Directors out of funds legally available, therefore, subject to any dividend restrictions imposed by our creditors. No dividend or other distribution (including redemptions or repurchases of shares of capital stock) may be made if, after giving effect to such distribution, we would not be able to pay our debts as they become due in the normal course of business, or our total assets would be less than the minimum of our total liabilities. If we realize net profits in the future, our policy will likely be to retain such earnings for the operation and expansion of our business.

TRANSFER AGENT AND REGISTRAR

         Corporate Stock Transfer, Inc., of Denver, Colorado is the transfer agent and registrar of our Common Stock.


                            SELLING SECURITY HOLDERS

OVERVIEW

         This prospectus relates to periodic offers and sales of up to 2,822,218 shares of Common Stock by the selling security holders listed and described below and their pledgees, donees and other successors in interest. The number of shares we are registering is based on Common Shares issued in lieu of cash for professional services and other contractual arrangements.

Accordingly, the number of shares we are registering for issuance may be higher than the number we actually issue under those agreements.

SALES OF COMMON STOCK BY SELLING SECURITY HOLDERS

         This registration statement relates to periodic offers and sales of up to 2,822,218 shares of Common Stock by the selling security holders and their pledgees, donees and other successors in interest. The following table sets forth:

         *        the name of each selling security holder,
         *        the number of shares owned  and
         * the number of shares being registered for resale by each selling security holder.

         All of the shares being registered for resale under this registration statement for the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the shares owned by them which are included in this registration statement, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares being offered hereby that will be held by the selling security holders upon termination of any offering made hereby. We have, therefore, for the purposes of the following table assumed that the selling security holders will elect to sell all of the shares owned by them which are being offered hereby.

         Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of shares of Common Stock owned by each selling security holder is based upon the information contained in a record list of our shareholders at February 28, 2002. For purposes of this filing, the Company has made the assumption that all of the shares included in this Registration Statement will be sold, however there is no contractual or other arrangements requiring any of these shares to be sold.

                                                 NUMBER OF      SHARES TO      SHARES TO BE OWNED
Name of selling security holder                SHARES OWNED    BE OFFERED        AFTER OFFERING
-------------------------------                ------------    ---------- -----------------------
HP Associates (1)                                 416,000         416,000                 --
Muller and Lipson, P.A. (2)                        23,336          23,336                 --
Daniel Sheppard (3)                                 5,000           5,000                 --
Robert Ashburn (4)                                 85,455          45,455             40,000
George F. Slade and Linda W. Slade, Trustees
 of the George F. Slade Revocable Trust (5)       869,566         869,566                 --
Alan Townsend (6)                                  26,710           1,484             25,226
CGI Information Technology Services, Inc. (7)     500,000         500,000                 --
Louis Capece, Jr. (8)                           2,525,813         440,000          2,085,813
Thomas, Kayden, Horstemeyer and
 Risley, LLP (9)                                   84,112          14,344             69,768
Santos, Lynott & Henry, P.A. (10)                   7,033           7,033                 --
Atlas Pearlman, P.A. (11)                         500,000         500,000                 --
                                                ---------      ----------         ----------
                                                                                          --
     Totals                                     5,043,025       2,822,218          2,220,807
                                                =========      ==========         ==========

(1) Shares issued as consideration under an agreement for equipment purchases. Mr. Gregory Hutchison is the control person for H.P. Associates.

(2) Shares issued as consideration for payment of legal fees. Mr. Gary Lipson is a partner with Muller and Lipson, P.A.

(3)      Shares issued as consideration under a contractual agreement.

(4)      Shares issued as consideration under a contractual arrangement.

(5)      Shares issued in settlement of litigation.

(6) Includes (1) 6,710 shares of our Common Stock presently issued and outstanding; and (2) stock options to purchase 20,000 shares of our Common Stock at an exercise price of $1.95.

(7) Shares issued in settlement of litigation. Mr. Satish K. Sanan is the control person for CGI Information Technology Services, Inc.

(8)      Shares issued as consideration under a contractual arrangement.

(9) Shares issued as consideration for payment of legal services. Mr. Scott Horstemeyer is a partner in Thomas, Kayden, Horstemeyer and Risley, LLP.

(10) Shares issued for payment of legal services. Mr. David Henry is a partner in Santos, Lynott & Henry, P.A.

(11) Shares issued for payment of legal services. Mr. Charles Pearlman is a partner in Atlas, Pearlman, P.A.


         None of the selling security holders have, or within the past three years have had, any position, office or other material relationship with us or any of our predecessors or affiliates, except for Dr. George Slade, who was a former owner and an employee of Tallahassee Sleep Disorder Center, Alan Townsend, a Vice President of CyberCare Technologies, Inc. and other than as described previously in this section.

         We have agreed to pay the full costs and expenses in connection with the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.


                              PLAN OF DISTRIBUTION

GENERAL

         The shares of Common Stock owned, or which may be acquired, by the selling security holders may be offered and sold by means of this registration statement from time to time as market conditions permit in the principal market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

         * a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         * purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this registration statement;
         * ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
         * face-to-face transactions between sellers and purchasers without a broker/dealer.

         In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling security holders in amounts to be negotiated.

         The selling shareholders and any broker/dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act and the 1934 Act, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling security holders and any securities broker/dealers who may be deemed to be an underwriter against certain liabilities, including liabilities under the Securities Act.

         We have advised the selling security holders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the registration statement delivery requirements under the Securities Act. We have also advised each selling security holder that in the event of a "distribution" of the shares owned by the selling security holder, such selling security holder, any "affiliated purchasers" and any broker/dealer or other person who participates in such distribution, may be subject to Rule 102 under the Securities Exchange Act of 1934 (the "1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods." We have also advised the selling security holders and SIM that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this registration statement.

         The selling security holders do not intend to distribute or deliver the prospectus by means other than by hand or mail.


                       WHERE YOU CAN FIND MORE INFORMATION

         We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., and at its offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the 1934 Act until the offering is completed:

         * our annual report on Form 10-K for the fiscal year ended December 31, 2001;
         *        our quarterly report on Form 10-Q for the period ended March
                  31, 2002;
         * our current reports on Form 8-K filed on April 15, 2002, April 18, 2002, April 26, 2002, and May 2, 2002;

         You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

                               Corporate Secretary
                                 CyberCare, Inc.
                      2500 Quantum Lakes Drive, Suite 1000
                        Boynton Beach, Florida 33426-8308
                            Telephone (561) 742-5000

                                  LEGAL MATTERS

         The validity of the issuance of the securities offered hereby will be passed upon for us by Atlas Pearlman, P.A., Fort Lauderdale, Florida. Atlas Pearlman, P.A. owns 500,000 shares of the Company's Common Stock.


                                     EXPERTS

         Ernst & Young LLP, Certified Public Accountants, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                2,822,218 SHARES

                                 CYBERCARE, INC.

                                  COMMON STOCK

                                  JUNE __, 2002

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 14.  Other Expenses of Issuance and Distribution.*

         Registration Fees - Securities and Exchange Commission   $ 1,000*
         Listing of Additional Shares - The Nasdaq Stock Market    35,000*
         Cost of Printing                                          15,000*
         Legal Fees and Expenses                                   15,000*
         Accounting Fees and Expenses                              15,000*
         Blue Sky Fees and Expenses                                    -*
         Miscellaneous                                                 -*
                                                                 ---------
                  Total                                           $81,000*
                                                                 ========

         *Estimated


         Item 15.  Indemnification of Directors and Officers.

                  The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of a Florida corporation. Our articles of incorporation and bylaws provide that we shall indemnify to the fullest extent permitted by the Florida Business Corporation Act any person whom we may indemnify under the act.

                  The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies including injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for:

                  * violations of criminal laws, unless the director has reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe his conduct was unlawful,
                  * deriving an improper personal benefit from a transaction,
                  * voting for or assenting to an unlawful distribution, and
                  * willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

                  The statute does not affect a director's responsibilities under any other law, including federal securities laws.

                  The effect of Florida law, our articles of incorporation, as amended, and our bylaws, as amended, is to require us to indemnify our officers and directors for any claim arising against those persons in their official capacities if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         To the extent indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is unenforceable.


Item16.  Exhibits and Consolidated Financial Statement Schedules.

Exhibit No.   Description


 5.1     Opinion of Atlas Pearlman, P.A. *

10.2 Letter of Agreement between Avnet, Inc. and CyberCare, Inc. dated February 25, 2002 and March 5, 2002.*

10.3 Letter Agreement between Muller & Lipson, P.A. and CyberCare, Inc. dated March 15, 2002.*

10.4 Letter of Agreement between Peach Consulting, Inc. and CyberCare, Inc. dated March 18, 2002.*

10.5 Letter Agreement between Robert C. Ashburn & Associates, Inc. and CyberCare, Inc. dated March 14, 2002.*

10.6 Letter Agreement between Thomas, Kayden, Horstemeyer and Risley, L.L.P. and CyberCare, Inc. dated September 11, 2001.*

10.7 Memorandum of Agreement between George F. Slade and Linda W. Slade, Trustees of the George F. Slade Revocable Trust and CyberCare, Inc. dated March 18, 2002.*

10.8 Settlement Agreement and Mutual Release between CGI Information Technology Services, Inc. F/K/A IMRglobal Corp. and CyberCare, Inc. dated May 10, 2002.*

10.9 Letter Agreement between Santos, Lynott & Henry, P.A. and CyberCare, Inc. dated May 23, 2002. *

10.10 Letter Agreement between Atlas Pearlman, P.A. and CyberCare, Inc. dated May 31, 2002. *

10.11 Letter Agreement between Alan Townsend and CyberCare, Inc. dated May 28, 2002. *

10.12 Agreement to Reimburse between Louis Capece, Jr. and CyberCare, Inc. dated January 15, 2002. *

23.1     Consent of Independent Certified Public Accountants*

23.2     Consent of Atlas Pearlman, P.A. (contained in Exhibit 5) *

24       Power of Attorney. Reference is made to signature page.

   -----------------------

     *          Previously filed



Item 17.  Undertakings.

         CyberCare will:

         1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  i. Include any prospectus required by section 10(a)(3) of the Securities Act;

                  ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  iii. Include any additional or changed material information on the plan of distribution.

         2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

         3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         4. For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) of
Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 159d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. Deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or rule 14c-3 under the 1934 Act; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Boynton Beach and the State of Florida, on the June 6, 2002.

                               CYBERCARE, INC.


                               By:      /s/ ARTHUR P. KOBRIN
                                        ----------------------------------------
                                        Arthur P. Kobrin
                                        Principal Accounting Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arthur P. Kobrin as his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendment or post-effective amendment to this Registration Statement on Form S-3 or abbreviated registration statement (including, without limitation, any additional registration filed pursuant to Rule 462 under the Securities Act of 1933) with respect hereto and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                                     TITLE                                DATE


/s/JOSEPH FORTE                             Chief Executive Officer, President,     June 6, 2002
------------------------------------        and Director
Joseph Forte


/s/ ARTHUR P. KOBRIN                        Principal Accounting Officer            June 6, 2002
---------------------------------
Arthur P. Kobrin


/s/DANA J. PUSATERI                         Executive Vice President                June 6, 2002
---------------------------------           and Director
Dana J. Pusateri


/s/TERRY LAZAR*                             Director                                June 6, 2002
----------------------------------------
Terry Lazar


/s/ALAN ADELSON*                            Director                                June 6, 2002
---------------------------------------
Alan Adelson


/s/ZACHARIAH P. ZACHARIAH*                  Director                                June 6, 2002
---------------------------------
Zachariah P. Zachariah


         * By Attorney In Fact

                                      II-3